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                                                                      EXHIBIT 21


                       MEDICAL RESOURCES MANAGEMENT, INC.
                              LIST OF SUBSIDIARIES
                                October 31, 2000


Physiologic Reps, Inc.

Pulse Medical Products, Inc.

MedSurg Specialties, Inc.

Laser Medical, Inc.

Texas Oxygen and Medical Equipment Company